Exhibit 15.1

December 2, 2009

PartnerRe Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM 08
Bermuda

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of PartnerRe Ltd. and subsidiaries for the three-month periods ended March 31, 2009 and 2008, and have issued our report dated May 8, 2009, for the three and six-month periods ended June 30, 2009, and 2008, and have issued our report dated August 10, 2009, and for the three and nine-month periods ended September 30, 2009, and 2008, and have issued our report dated November 4, 2009.  As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, are being incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche
Hamilton, Bermuda